Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 31, 2021
(To Preliminary Prospectus dated March 29, 2021)
Registration Statement (Registration No.: 333-254235)

GEE Group

Employing America since 1893

Solutions
Shift

"Our Business is Putting People to Work"

Forward Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

In addition to historical information, this presentation contains statements relating to the Company's future results (including certain projections, pro forma financial information, and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, (the "Exchange Act"),  and the Private Securities Litigation Reform Act of 1995 and are subject to the "safe harbor" created by those sections. The statements made in this presentation that are not historical facts are forward-looking statements that are predictive in nature and depend upon or refer to future events. Such forward-looking statements often contain, or are prefaced by, words such as "will", "may," "plans," "expects," "anticipates," "projects," "predicts," “pro forma”,  "estimates," "aims," "believes," "hopes," "potential," "intends," "suggests," "appears," "seeks," or variations of such words or similar words and expressions. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and, consequently, as a result of a number of factors, the Company's actual results could differ materially from those expressed or implied by such forward-looking statements. Certain factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include, without limitation, the negative effects of Pandemics including the Coronavirus,  uncertainties regarding economic recovery and changed socioeconomic norms, general business conditions or failure to grow the business internally and through acquisition, the demand for the Company’s services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company’s business activities, including the activities of its contract employees and events affecting its contract employees on client premises, litigation and related settlements, the ability to attract and retain qualified  management, changes in the law or regulations, force majeure events, acts of war or terrorism, lack of liquidity, inability to repay loans, meet debt covenants, refinance indebtedness or receive forgiveness on “PPP” loans as well as those risks discussed in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, and such other factors as set forth under the heading "Forward-Looking Statements" in the Company’s Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and in the Company's other filings with the Securities and Exchange Commission (SEC). More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to publicly update, revise or alter its forward- looking statements whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company discloses certain financial information, including non-GAAP adjusted EBITDA, because management uses these supplemental non-GAAP financial measures to help evaluate performance period over period, to analyze the underlying operating trends and results in its business, to establish operational goals, to provide additional measures of operating performance, including using the information for internal planning relating to the Company’s ability to meet debt service, make capital expenditures and provide working capital needs. In addition, the Company believes investors already use these non-GAAP measures to monitor the Company’s performance. Non-GAAP adjusted EBITDA is defined by the Company as net income or net loss before interest, taxes, depreciation and amortization (EBITDA) plus non-cash stock option and stock-based compensation expenses, the change in contingent consideration, acquisition, integration and restructuring costs and loss on extinguishment of debt. Non-GAAP adjusted EBITDA is not a term defined by GAAP and, as a result, the Company’s measure of non-GAAP adjusted EBITDA might not be comparable to similarly titled measures used by other companies. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or net loss and income or loss from operations as reported under GAAP on the Consolidated Statements of Income, cash and cash flows as reported under GAAP in the  Consolidated Balance Sheets or in the Consolidated Statements of Cash Flows or other measures of financial performance prepared in accordance with GAAP, and as reflected in the Company’s financial statements prepared in accordance with GAAP included in GEE Group’s Form 10-Qs and Form 10-Ks filed for the respectivefiscal periods with the SEC. Reconciliation of GAAP net income or GAAP net loss to non-GAAP adjusted EBITDA are not included herein.  Readers are referred to copies of the Company’s earnings releases for the corresponding periods presented, which may be accessed directly from the Company’s website at https://ir.geegroup.com/press-releases and which contain reconciliations of the Company’s GAAP and non-GAAP financial measures.

GEE Group | March 2021 2

Free Writing Prospectus and Other Disclosures

This free writing prospectus relates to the proposed public offering of our shares of common stock, no par value, which is being registered on a Registration Statement on Form S-1, as amended (Registration No.: 333-254235) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated March 29, 2021 included in that Registration Statement which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/40570/000147793221001758/job_s1a.htm

We have filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: .

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Trademarks and Tradenames

Our logo and some of our trademarks and tradenames are used or incorporated by reference in this presentation. This presentation also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this presentation may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

Third Party Data

We obtained the statistical data, market data and other industry data and forecasts described or incorporated by reference in this presentation from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this presentation.

Company Information

As used in this presentation, unless the context indicates or otherwise requires, “the Company,” “GEE”, “our company,” “we,” “us,” and “our” refer to GEE Group Inc. and its subsidiaries taken as a whole.

GEE Group | March 2021 3

Offering Summary

GEE Group

Issuer:	**GEE Group Inc.**
Exchange Listing:	NYSE American: JOB
Expected Offering Size:	$50,000,000 (100% Primary)
Over-Allotment Option:	15% (100% Primary)
Use of Proceeds:	• Combined with available cash and net borrowings under a new bank ABL facility, to repay approximately $55,020,565[1] aggregate amount of outstanding revolving and term loan indebtedness under our Senior Credit Agreement • General corporate purposes, including working capital and potential acquisitions
Sole Book-Running Manager:	ThinkEquity, a division of Fordham Financial Management, Inc.

[1] Represents outstanding principal under our existing revolving credit facility as of December 31, 2020. In addition, we anticipate settling certain exit and restructuring fees due under our Senior Credit Agreement in the amount of $4,978,197 on or before June 30, 2021 in exchange for 4,978,197 shares of common stock based on the pre-arranged conversion price of $1.00 per share, although our lender could elect to receive $4,978,197 instead of shares.

GEE Group | March 2021

4

Investment Highlights

GEE Group

About GEE Group	We are a premier staffing services and HR solutions provider in a $140bn industry poised and expect to capitalize on post-COVID19 recovery
Excellent Financial and Growth Outlook	Strong pro forma financial results led by an expected reduction in annual debt interest of approximately $10 million after completion of this offering (annual savings of over approximately $12 million including completed 2020 debt restructuring transactions)
Significant M&A Experience and Capacity	Established platform with strong pro forma balance sheet expected after completion of this offering resulting in elimination of senior term debt (remaining debt anticipated to consist of only low interest ABL facility and PPP loans for which forgiveness is considered likely)
Revenue Growth of 3x - 4x since 2015	Expanded the Company's size, scale, geographic footprint, delivery capability and menu of higher-margin services
Top Tier Management / BOD	Strong management team and board led by industry veterans who already have built a multi-billion dollar staffing business

GEE Group | March 2021

5

Best in Class Management with a Proven CEO

GEE Group

- In 1994, Derek Dewan was named CEO of AccuStaff / MPS Group, a national staffing company, and subsequently took the company public
  - 1994 Revenue: $137 million
- Solidly established as a regional power in the early 1990s
- Subsequently engaged in an aggressive acquisition campaign, transforming the company into a Fortune 1000, multi-billion dollar national staffing firm rivaling competitors such as Manpower, Robert Half and Randstad
- Market cap reached $3.8bn in 1998 and sold commercial division to Randstad for $850mm in cash
- Sold to Adecco in 2009 for approximately $1.3bn
  - 2008 Revenue: $2.2+ billion

Name	Current Role	Notable Experience
Derek Dewan	CEO	• CEO of Accustaff Incorporated which became MPS Group, a multi-billion dollar national staffing firm • Former partner at what is now PwC
Kim Thorpe	CFO	• Formerly CFO of publicly traded and privately owned companies, including one of the largest financial business units of GE Capital • Former partner at what is now PwC
Alex Stuckey	CAO	• President and COO of Scribe Solutions • Formerly CEO of Fire Fighters Equipment

Experienced management team led by an industry leader who built one of the largest, most successful staffing businesses in the U.S.

GEE Group | March 2021 6

GEE Group Overview

GEE Group

Company Snapshot

- Formed in 2015 to build an industry-leading provider of professional staffing services and HR solutions
- Secure footholds in the most desirable end markets, including information technology (IT), finance, accounting and office support (FA&O), engineering, healthcare and light industrial
- Strategy is to build our platform, expand the footprint, grow internally while leveraging size and scale and acquiring and integrating attractive businesses
- GEE Group founders successfully executed this strategy earlier building one of the largest staffing businesses in the U.S. ***(MPS Group sale to Adecco in 2010 for $1.3bn)***
- GEE Group is navigating through the coronavirus pandemic very well and poised for a recovery.

Key Statistics

Formed:	2015
Employees(1):	264
Revenue(2):	$126.9 million
Gross Profit(2):	$44.7 million (35.2% Margin)
Non-GAAP Adj. EBITDA(2)(3):	$7.4 million (5.8% Margin)
Revenue Producing FTE's(1):	229
Contract Service Employees(1):	2,285

Staffing Revenue Breakdown(2)

(12/31/2020 ttm)
$127m
Temporary Staffing
$113m (89%)
Direct Hire
$14m (11%)

Temporary Staffing Revenue(2)

(12/31/2020 ttm)
$113m
Professional
$96m (85%)
Light Industrial
$17m (15%)

National Footprint

30 Locations Nationwide

● GEE Group Office (26) ★ HQ (Jacksonville, FL)
including 27 office locations and 3 virtual office

(1) Statistics as of 12/31/20. Excludes contract services employees. FTE's represent full time employees.

(2) Financial figures for the LTM period ended 12/31/20. The Company recorded a $1.7 million bad debt expense in the quarter ended March 31, 2020 for a customer that declared bankruptcy. This event was isolated in its unique circumstances and deemed unusual and non-recurring. The bankruptcy was settled in February 2021 and the Company expects to recover approximately $400k as a result.

(3) Please refer to the important information about Non-GAAP financial measures, including adjusted EBITDA, on page 2, which do not take the place of, supersede, or serve as a substitute for the comparable amounts determined in accordance with GAAP.

GEE Group | March 2021

7

GEE Group's Comprehensive Offerings

GEE Group

GEE Group delivers premier staffing solutions across in-demand, attractive verticals

	Professional (86% of Revenue)				Light Industrial (14% of Revenue)
Vertical	Information Technology	Finance, Accounting & Office	Engineering	Healthcare	Light Industrial
Revenue Breakdown(1)(2)	$58m (46%)	$46m (36%)	$4m (3%)	$2m (1%)	$17m (14%)
Gross Margin(1)(2)	29%	41%	80%	28%	31%
Bill Rate Range(4)	$40-$200/hr(3)	$25-$100/hr	$40-$70/hr	$17-$25/hr	$14-$15/hr
Offices(5)	14	20	2	1	5
Brands	Access Data AGILE ashley ellis PALADIN SNI TECHNOLOGY	SNI CERTES SNI FINANCIAL STAFFING NOW ACCOUNTING NOW	General Employment OMNIONE	SCRIBE SOLUTIONS	TRIAD Staffing
Temp Staffing	✓	✓	✓	✓	✓
Direct Hire	✓	✓	✓		

(1) Revenue and GP amounts presented are for the trailing twelve month (ttm) period ending December 31, 2020. The comparable revenue amounts and percentages for the ttm period ended December 31, 2019 were: IT $57.2m (38%), FA&O $64.7m (43%), Engineering $4.5m (3%), Healthcare $2.0m (1%) and Light Industrial $22.3m (15%), (2) IT, FA&O and Engineering includes direct hire in the business mix, (3) Excludes Paladin non-IT operations, (4) Bill rate ranges are representative, and (5) GEE Group's offices may serve more than one vertical.

GEE Group | March 2021

8

Award Winning Service

GEE Group

GEE's brands are known and recognized for providing outstanding service to clients

GEE Group's SNI Companies' four main brands are Continual Winners of ClearlyRated's Best of Staffing® for Client and Talent Satisfaction including for 2021!

SIA — 2020 Largest Staffing Firms in the US

GEE Group Named One of the Largest Staffing Firms in the U.S. for 2020 by Staffing Industry Analysts

BEST Staffing Firms to Work For

Agile Resources Named One of the Best Staffing Firms to Work for by Staffing Industry Analysts

Customer Testimonials

"I enjoyed working with the entire GEE Group Inc. team. The entire experience was **totally professional** and absent of the customary search firm tricks and gimmicks. They took a **personal interest** in matching the needs of our position with the right candidate. I highly recommend GEE Group Inc."

- Aristides, President & CEO

"I have been impressed with the **dedication and professionalism** of the recruiter as well as the personal attention shown. It would be challenging to choose a single service interaction as each time I had communication with my recruiter I experienced **exceptional customer service.**"

– Jason L. Regional Manager, Global Security

"From our first conversation with the team at SNI, we were struck by their **extraordinary customer service**. They took the time to get to know our nonprofit organization, our company culture and the specific needs we had in an accounting professional. **They fielded wonderful candidates**, were available onsite during interviews, provided detailed follow-up information and always had our best interests in mind. I would highly recommend the professionals at SNI. They are more than a recruiting firm, they are **exceptional partners**"

– Kari Luther, President and CEO

GEE Group | March 2021 9

Evolution to Premier Staffing Platform

GEE Group

General Employment Enterprises
SCRIBE SOLUTIONS
2015
Scribe Medical Solutions founders and management merge with General Employment (NYSE MKT:JOB) establishing a premier public staffing platform
ACCESS DATA
2015
Acquires Access Data, a Denver based IT staffing firm
GEE Group
2016
General Employment changes name to GEE Group
2018 / 2019
GEE Group undertakes restructuring and integration of SNI
Today
GEE Group is a premier platform and well positioned for strong acquisition and internal growth
2015
Acquires Agile Resources, a fast growing IT staffing firm
AGILE
2016
Acquires Paladin Consulting, a Dallas-based IT and professional staffing company
PALADIN
2017
Acquires SNI Companies, adding scale with national footprint and desirable professional verticals
SNI COMPANIES
Grow your business. Grow your career.

GEE Group | March 2021

10

Strong Momentum with a Track Record of Successful Acquisitions

GEE Group

Overview

- Leadership has a strong history of successful acquisitions and has completed four bolt-on acquisitions in recent years, as well as a transformational merger in 2017
- Mergers rationalized expenses, reduced SG&A, expanded service offerings and extended geographic reach
- Strengthened regional leadership bench with acquisitions

Acquisitions

Company	Date	Overview	Rationale	Acquisition Multiple[2]
Scribe Solutions / General Employment	Mar-15	Offers professional and light industrial staffing as a publicly traded company (NYSE MKT:JOB)	Merger of Scribe Solutions, a provider of highly trained medical scribes, with General Employment established a public staffing platform with access to capital markets for executing a roll-up strategy	N.A.
AGILE	Aug-15	Provides IT staffing solutions and IT consulting services across many industry verticals	Entered the greater Atlanta marketplace and the high-end IT staffing services and solutions vertical	~4x
ACCESS DATA	Oct-15	Provides high-end IT consulting and contract staffing services from offices in the greater Denver area	Expands geographic footprint in the West and adds significant recruiting and sales talent in the IT staffing sector	~6x
PALADIN	Jan-16	Offers staffing services and workforce solutions in IT, finance and accounting, engineering, office support and government service	Added MSP, VMS & RPO[1] service capability in the IT and professional staffing sector, as well as expanded the geographic footprint in Texas, Washington DC Metro and nationwide	~3x
SNI COMPANIES	Apr-17	Specializes in professional placement and staffing for finance and accounting, IT and office support professionals	Nearly doubled Company size and significantly increased scale, providing a super-regional platform with increased service offerings and an expanded geographic footprint	~4.9x[3]

(1) MSP – Managed Service Provider; VMS – Vendor Management System; RPO – Recruitment Process Outsourcing. (2) Adjusted EBITDA multiple. (3) Originally priced at 9x; however, final PP is ~ 4.9x following settlement and reduction of approximately $47.4 in acquisition debt in exchange for approximately $5.1 million in cash and 1.8 million shares of common stock.

GEE Group | March 2021 11

Grow Through Accretive Acquisitions

GEE Group

Robust platform with the infrastructure and scalability to expand rapidly through acquisitions

Platform for Strategic Acquisitions

- Acquisition-driven growth to augment organic growth opportunities for each brand
- We believe that GEE Group is an excellent platform for acquisitions with an entrepreneurial culture and strong and tenured management team that offers an attractive "home" for targets
- We believe that GEE Group has a scalable business model and infrastructure
- With recent recapitalization and new capital, GEE will be well positioned to regain its acquisition growth momentum, post-coronavirus

Selective Acquisition Criteria

- ✓ Focus on IT and Professional Sectors
- ✓ Well managed with experienced operators
- ✓ High gross & EBITDA margins
- ✓ Consistent revenue growth
- ✓ Accretive to earnings
- ✓ Limited enterprise risk and extensive due diligence
- ✓ Pricing commensurate with profitability and growth
- ✓ Consideration consists of cash, stock, seller and bank financing

The Consolidation Opportunity

$10.0bn in Revenue
~150 Companies
$200mm in Revenue
GEE Group
$20mm in Revenue
~15,000 Companies
Adecco
ALLEGIS
randstad
KELLY SERVICES
Robert Half
ASGN
KFORCE
Top 150 Companies = ~50% of U.S. Market Revenue
All Others = ~50% of U.S. Market Revenue

Source: Staffing Industry Analysts.

GEE Group | March 2021

12

Fragmented Staffing Industry Ripe for Consolidation

GEE Group

~25,000[2]
Staffings Firms
Firms Over $100M

16 million[2]
Temporary & Contract Employees Hired Annually

3 million[2]
Temporary & Contract Employees Hired Weekly

TRENDS
Remote Work & Technology
Skills Shortage & Unemployment

6.2%
Unemployment Rate
As of Feb. 2021[1]

1.94%[1]
Temp Penetration Rate
As of Feb. 2021

$141.5B[2]
EST. Annual Sales for 2021
12% Y/Y increase 2021P over COVID impacted 2020

1 U.S. Bureau of Labor Statistics
2 Staffing Industry Analysts (SIA), or American Staffing Association (ASA)

GEE Group | March 2021

13

National Scale with Long-Standing and Respected Local Presence

GEE Group

- GEE Group provides clients with services across the country while understanding the individual markets and offering a local approach
- The Company leverages its national footprint to serve clients outside of the states in which it has local offices

Columbus, OH
Cleveland, OH
Dublin, OH
Columbus, OH
Independence, OH
Akron, OH
Chicago, IL
Andover, MA
Minneapolis, MN
Boston, MA(3)
Denver, CO
Downer's Grove, IL
Holyoke, MA
Denver, CO
West Hartford, CT
Princeton, NJ
Colorado Springs, CO
DC (closed)
Tyson's Corner, VA
HQ: Jacksonville, FL
Las Colinas, TX(2)
Orlando, FL
Forth Worth, TX(2)
Atlanta, GA
Ft. Lauderdale, FL
Dallas, TX
Houston, TX(1)
Tampa, FL
Miami, FL
IT
Finance, Accounting & Office
Engineering
Healthcare
Light Industrial

State	Locations
Connecticut	1
Georgia	1
Minnesota	1
New Jersey	1
Virginia	1
Illinois	2
Massachusetts	2
Colorado	3
Texas	4
Ohio	7
Florida	7
Total	30

Note: Locations shown twice indicates two offices.

(1) Houston converted to work from home (WFH) model; (2) Los Colinas and Ft Worth recently combined in South Lake; (3) Boston was a smaller market for us and recently closed due to cost vs. benefit.

GEE Group | March 2021

14

Long-Term Associations with Premier Fortune 500 Caliber Clients

GEE Group

Extensive portfolio of clients with a focus on small and medium businesses

- GEE Group has built a differentiated portfolio of clients across a diverse set of end markets, serving clients of all sizes with a focus on small and medium businesses
- No customer concentration with the top customer representing only 6% of revenue and the top 10 accounting for only 19%

FY2020 Revenue by Customer

Customer 1, 9%
Customer 2, 4%
Customer 3, 4%
Customer 4, 3%
Customer 5, 3%
Customer 6-10, 8%
Other, 69%

Shift to Higher Margin Verticals

2015(1)
Direct Hire 15%
Professional Staffing 24%
Light Industrial Staffing 61%
LTM 12/31/20
Direct Hire 11%
Light Industrial Staffing 13%
Professional Staffing 76%

Representative Customers by End Market

TMT(2)	Industrial	Healthcare	Consumer Discretionary
Adobe, Autotrader, Charter Communications, Dell, Pearson, STARZ	AGCO, Aviall (A Boeing Company), Panasonic, JR Engineering, Manheim, spirit	Arthrex, Availity, DaVita, EmCare, Greenway Health, WellDyneRx	Apple Leisure Group, InterDesign, little tikes, Midea, Wyndham Destinations

(1) Fiscal year ending 9/30/15. (2) Technology, Media and Telecom.

GEE Group | March 2021

15

Competitive Landscape

GEE Group

	Competitors	GEE Group's Competitive Strengths
IT	ALKU, APEX, NSGHTGLOBAL, KFORCE, modis, randstad, Robert Half, TEKsystems	✓ World-class applicant tracking system ✓ National recruiting call center helping fulfill jobs throughout the country ✓ Experienced and skilled recruiters with knowledge of the sector and projects combined with tenured, relationship focused sales teams
FA&O	Adecco, Addison Group, HIXEN Search Group, CFS, Robert Half, Manpower	✓ Best-in-class people, process and service delivery backed by a world-class applicant tracking system with a deep pool of professionals ✓ Long standing relationships with proven performance ✓ Experienced staff and hands on approach to ensure clients' needs are met
Engineering	Advantage Resourcing, Aerotek, COMPASS, JDCotter Search, Russ Hadick & Associates, Inc.	✓ Develops long-term relationships ✓ Extensive experience in technical and professional recruiting ✓ Utilizes sophisticated applicant tracking tools, systems and processes to ensure a steady stream of high quality applicants for clients
Healthcare	ProScribe, ScribeAmerica	✓ Scribe Training Program develops quality scribes with an excellent knowledge base and who can adapt to any documentation system ✓ Understand the demands physicians face and provide efficiency and accuracy
Light Industrial	Minute Men Staffing Services, The Reserves Network, Snider•Blake Personnel	✓ Dedicated transportation service for all associates maximizes productivity at the client facilities ✓ Tenured local leadership and staff with a reputation for being consistent and credible ✓ Customizable services to meet client needs

GEE Group | March 2021

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Add Complementary High Growth Specialties

GEE Group

Our consultative, relationship-based, problem solving culture is allowing us to capitalize on post-coronavirus opportunities

Add Complementary High Growth Specialties

- GEE Group's leading platform is well positioned for continued expansion into additional attractive, high growth specialties
- Complementary verticals offer opportunities to participate in post-coronavirus pandemic opportunities in the short term and for longer term operational and sales synergies
- Leverage GEE's brands and industry leading reputation to enable growing market share
- Opportunity for additional cross-selling to existing clients as GEE expands its offerings to clients

Selected Expansion Opportunities

Speciallized Information Technology

- The segment provides highly specialized information technology professionals with clients in need of tech resources on IT projects, ranging from design and development to project management on an interim and permanent basis
- Higher margin services such as cloud solutions, cyber security, workforce management, "dev-ops" / agile solutions, digital transformation, data analytics
- Opportunity to leverage and build on GEE's No. 1 end market

Additional Healthcare Offerings

- GEE Group can expand to attractive healthcare fields outside of scribes, including travel nurses and licensed healthcare professionals (locum tenens)
- Increasing demand for registered nurses, physical therapists, PAs and non-clinical positions as the U.S. population ages and healthcare spending continues to increase
- GEE is well positioned in the Southeast U.S. to expand in the rapidly growing healthcare industry

Creative / Marketing / Digital

- The creative / marketing segment has flourished as a result of a digital transformation of the marketing function and increased spending on digital marketing
- One of the fastest growing staffing verticals with forecasted post-COVID 19 growth of 15% in 2021 according to Staffing Industry Analysts
- Opportunity to cross-sell an additional specialty to existing customers and enter one of the fastest growing fields

GEE Group | March 2021

17

Large Addressable Market Opportunity with Attractive Growth Dynamics

GEE Group

Attractive Industry Dynamics

- Businesses continue to increasingly turning to human capital experts as shifting workplace dynamics, demographic changes and workforce complexities require more complex solutions for staffing and recruitment
  - Renewed focus on optimization and outsourcing in the C-suite and board room
  - Continued economic uncertainty associated with the longer economic cycle and dramatic seasonal demand and most recently, the coronavirus pandemic, create additional opportunities for contingent labor to play a role and add value
  - Skilled worker shortages in key areas where GEE Group specializes cause businesses to turn to temporary staffing
- The U.S. staffing market was expected to grow 12% in 2021, reaching a market size of $142 billion in revenue in 2021
  - Growth will be negatively impacted the coronavirus in the short term, but in the longer term, will continue to be driven by expansion in the economy, wage inflation and secular trends underlying growth in IT, healthcare, FA&O and other sectors
  - Increasing bill rates across a wide range of occupations and industries continues to increase staffing revenue

U.S. Staffing Market

($ in billions)
$170
$150
$130
$110
$90
4.1% CAGR
12%
$120
$126
$135
$138
$143
$148
$152
$127
$142
2013
2014
2015
2016
2017
2018
2019
2020P
2021P

Source: Staffing Industry Analysts.

2021P U.S. Market Snapshot

($ in billions)
GEE Group
Market Segments
$136bn
Retained Search, $6.3
Direct Hire, $10.5
Professional/ Specialty $77.4
Commercial $47.4
U.S. Staffing Market: $142bn

Source: Staffing Industry Analysts.

GEE Group | March 2021

18

Financial Highlights

GEE Group

Net Revenues

($ in millions)

$180.0
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$43.4
$83.1
$135.0
$165.3
$151.7
$129.8
$126.9
Sep-15
Sep-16
Sep-17
Sep-18
Sep-19
Sep-20
LTM Dec-20

LTM December 31, 2020 Revenue Breakdown

IT 46%
Other Professional 4%
Light Industrial 14%
Finance, Accounting and Office 36%
Contract Staffing 89%
Permanent Placement 11%

Non-GAAP Adjusted EBITDA(1)

($ in millions)

$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
($2.0)
($0.1)
0%
$4.6
6%
$6.4
5%
$13.2
8%
$11.8
8%
$6.1
5%
$7.4
6%
20.0%
15.0%
10.0%
5.0%
0.0%
(5.0%)
Sep-15
Sep-16
Sep-17
Sep-18
Sep-19
Sep-20
LTM Dec-20

LTM December 31, 2020 Monthly Revenue Trend

$12.4
$11.2
$11.1
$9.2
$8.2
$9.2
$9.9
$10.3
$10.9
$12.2
$10.6
$11.9
Covid-19 Onset
Covid-19 Bottom
Covid-19 Recovery
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

(1) Please refer to the important information about Non-GAAP financial measures, including adjusted EBITDA, on page 2, which do not take the place of, supersede, or serve as a substitute for the comparable amounts determined in accordance with GAAP.

(2) The Company recorded a $1.05 million bad debt expense in the quarter ended March 31, 2020 for a customer that declared bankruptcy. The Company may still recover some of the outstanding receivable upon final resolution of the underlying bankruptcy. This event was isolated in its unique circumstances and deemed unusual and non-recurring.

Source: Company filings

GEE Group | March 2021

19

Selected Income Statement Data and Reconciliation to Non-GAAP Adjusted EBITDA

GEE Group

($ in millions)
For the Fiscal Year Ended 9/30,

	Historicals						
	2015	2016	2017	2018	2019	2020	LTM Dec-20
Net Revenues	**$43.4**	**$83.1**	**$135.0**	**$165.3**	**$151.7**	**$129.8**	**$126.9**
% Growth	*9.0%*	*91.5%*	*62.5%*	*22.5%*	*(8.2%)*	*(14.4%)*	*(2.2%)*
Cost of Contract Services	30.2	59.4	90	106.4	99.7	85.1	82.2
Gross Profit	**13.2**	**23.6**	**45.0**	**58.9**	**52.0**	**44.7**	**44.7**
% Margin	*30.3%*	*28.4%*	*33.3%*	*35.6%*	*34.3%*	*34.4%*	*35.2%*
SG&A Expense[1]	14.2	20.6	42.4	50.5	46.8	44.4	42.6
Depreciation & Amortization Expense	0.6	1.9	4.0	6.0	5.9	5.3	4.9
Goodwill Impairment	-	-	-	-	4.3	8.9	8.9
Income (Loss) From Operations	**(1.6)**	**1.2**	**(1.4)**	**2.5**	**(5.0)**	**(13.8)**	**(11.6)**
Interest Expense	0.5	1.6	6.0	11.5	12.4	12.2	11.6
Income Taxes (Benefit)	-	-	(6.0)	(0.9)	0.4	0.6	0.4
Other Noncash Expense[2]	2.5	(1.6)	1.0	(0.6)	-	12.3	12.3
Net Income (Loss)	**(4.7)**	**1.2**	**(2.4)**	**(7.6)**	**(17.8)**	**(14.3)**	**(11.4)**
Interest Expense	0.5	1.6	6.0	11.5	12.4	12.2	11.6
Income Taxes (Benefit)	-	-	(6.0)	(0.9)	0.4	0.6	0.4
Depreciation & Amortization Expense	0.6	1.9	4.0	6.0	5.9	5.3	4.9
Stock Compensation Expense	0.5	0.8	0.9	1.7	2.2	1.6	1.3
Acquisition, Integration & Restructuring Expense[3]	0.4	0.7	2.9	3.1	4.3	4.3	4.0
Goodwill Impairment	-	-	-	-	4.3	8.9	8.9
Other Noncash Expense[2]	2.5	(1.6)	1.0	(0.6)	0.1	(12.3)	(12.3)
Non-GAAP Adjusted EBITDA[4]	**($0.1)**	**$4.6**	**$6.4**	**$13.2**	**$11.8**	**$6.1**	**$7.4**
% Margin	*(0.2%)*	*5.5%*	*4.7%*	*8.0%*	*7.8%*	*4.7%*	*5.9%*

(1) The Company recorded a $1.7 million bad debt expense in the quarter ended March 31, 2020 for a customer that declared bankruptcy. This event was isolated in its unique circumstances and deemed unusual and non-recurring. The bankruptcy was settled in February 2021 and the Company expects to recover approximately $400k as a result.
(2) Includes changes in derivative liability, contingent consideration, acquisition deposit for working capital guarantee, losses (gains) on extinguishment of debt, and other losses (gains).
(3) Acquisition, integration, and restructuring expense primarily includes costs and expenses associated with acquisitions, post-acquisition integrations (office combinations and closings, RIFs, and others), and other capital markets activities that are not fundamental to core business operations or are isolated or non-recurring in nature.
(4) Please refer to the important information about Non-GAAP financial measures, including adjusted EBITDA, on page 2, which do not take the place of, supersede, or serve as a substitute for the comparable amounts determined in accordance with GAAP.

Source: Company filings and financials

GEE Group | March 2021

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Grow Revenue Through Existing Core Offerings

GEE Group

New and restructured capital is key to accelerating GEE's growth plan and regaining momentum

New Production Talent

- GEE brands have a significant opportunity to reinvest in revenue producing personnel and focus on the recovering economy, including post-coronavirus opportunities
- ~50 additional top producers can bring operations back to normalized growth levels with newly restructured capital

50 × **$15k** = **$9m** **$25m**

New Producers × Per Desk Avg. ("PDA") = New Production; New Revenue

Cross-Sell and Brand Re-vitalization

- Cross-selling represents a large opportunity with the ability to leverage the Company's diversified service offerings and expand wallet share with existing clients
  - A substantial portion of GEE's clients currently use only one vertical
- Colocation and brand re-vitalization facilitates cross-selling of clients and increased penetration with higher margins

Multiple Opportunities to Grow Existing Core Offerings

New Business Models for Our New Reality

- GEE Group plans to take advantage of remote and more flexible work models to attract top talent, reduce costs (e.g., bricks and mortar, utilities, etc.), and create differentiation and affinity in the workforce as a progressive organization.

Pursue VMS and MSP Accounts

- The Company participates in key Vendor Management Services ("VMS") accounts across attractive Fortune 500 clients and is well equipped with industry-leading JobDiva recruiting software to further pursue the accounts and opportunities
  - VMS provides GEE with a consistent stream of open orders, with limited selling and marketing costs incurred
- Offers an opportunity to place other positions within companies outside of the Managed Services Providers ("MSP") program
  - GEE has a process and track record of placing high bill rate positions with attractive gross margins

GEE Group | March 2021

21

Summary Historical and Pro Forma Financial Data

GEE Group

(Dollars and shares in thousands, except per share amounts)	Three Months Ended December 31, 2020 (unaudited)	Three Months Ended December 31, 2019 (unaudited)	Year Ended September 30, 2020	Year Ended September 30, 2019
Consolidated Statements of Operations Data:				
Net revenues	$ 34,643	$ 37,557	$ 129,835	$ 151,674
Gross profit	12,580	12,595	44,704	52,021
Income (loss) from operations	1,976	(173)	(13,833)	(4,953)
Gain on extinguishment of debt	-	-	12,316	-
Interest expense	(2,686)	(3,219)	(12,233)	(12,440)
Net income (loss)	(315)	3,563	(14,347)	(17,763)
Gain on redeemed preferred stock	-	-	24,475	-
Net income (loss) attributable to common shareholders	$ (315)	$ (3,563)	$ 10,128	$ (17,763)
Basic earnings (loss) per share	$ (0.02)	$ (0.27)	$ 0.67	$ (1.50)
Diluted earnings (loss) per share	$ (0.02)	$ (0.27)	$ (1.14)	$ (1.50)
Weighted average number of shares:				
Basic	17,667	13,067	15,214	11,840
Diluted	17,667	13,067	21,570	11,840
Unaudited pro forma net income (loss) per share				
Pro forma net income attributable to common shareholders (1)	$ 2,206		$ 19,945 *	
Pro forma net income per share:				
Basic	$ 0.04		$ 0.39	
Diluted	$ 0.04		$ (0.25)	
Weighted average number of shares (2):				
Basic	53,895		51,442	
Diluted	55,345		57,798	

Highlights

- Completion of this offering and pay-off/replacement of MGG senior debt (combined with other debt defeasance completed on June 30, 2020) will save an estimated $10m annually in interest and operating cash flow
- Results in pro forma net income available to common shareholders *(FYE 9/30/20 includes approximately $36.8m in net gains on extinguishment of former sub-debt and preferred stock)*
- The Offering helps restore GEE Group Inc. to consistent profitability and M&A readiness w/ the goal of growing the next tech focused, billion dollar staffing and human resource solutions firm.

* ***If we are successful in obtaining 100% PPP forgiveness, our pro forma consolidated income available to common shareholders FYE 9/30/2020 would be $40m, including net gains on extinguishment of former sub-debt and preferred stock and on PPP loan forgiveness***

Abbreviated footnotes to Summary Historical and Pro Forma Financial Data *(See footnote 2 to Summary Financial Information on page 17 of the Prospectus Summary)*

(1) Unaudited pro forma net income gives effect to the reduction in interest expense due to the expected pay-off, settlement and retirement of all amounts due under the Senior Credit Agreement, offset by the interest expense on borrowings under the new CIT Facility (net decrease in interest expense is $2,521 and $9,817 for the three months ended December 31, 2020 and for the year ended September 30, 2020, respectively). Amortization of debt discount of $4,449 is not included in pro forma net income.

(2) Share amounts used to calculate unaudited pro forma net income per share reflect issuance and sale of 31,250 shares of our common stock in this offering (based on the assumed offering price of $1.60, the closing price as of March 26, 2021), with the net proceeds being used to repay all the amounts due under the Senior Credit Agreement, and also give effect to the issuance of 4,978 shares of the Company's common stock in settlement of Exit and Restructuring Fees pursuant to the terms of the Senior Credit Agreement.

GEE Group | March 2021

22

Summary Historical and Pro Forma Consolidated Balance Sheet Data

GEE Group

(Dollars in thousands)	Actual 12/31/2020	Pro Forma 12/31/2020	Pro-Forma Adjustment (1)
Cash (2)	$ 14,119	$ 14,593	$ 474
Total current assets (2)	33,593	34,067	474
Total assets (2)	120,471	120,945	474
Total current liabilities (3)	22,108	17,130	(4,978)
Total long-term liabilities (4)	70,989	30,417 *	(40,572)
Total liabilities (3) (4)	93,097	47,547	(45,550)
Total shareholders' equity (5)	$ 27,374	$ 73,398 *	$ 46,024

Abbreviated footnotes to Summary Historical and Pro Forma Consolidated Balance Sheet Data *(See footnote 2 to Summary Financial Information on page 17 of the Prospectus Summary)*

(1) Share amounts used to calculate unaudited pro forma net income per share reflect issuance and sale of 31,250 shares of our common stock in this offering (based on the assumed offering price of $1.60, the closing price as of March 26, 2021), with the net proceeds being used to repay all the amounts due under the Senior Credit Agreement, and also give effect to the issuance of 4,978 shares of the Company's common stock in settlement of Exit and Restructuring Fees pursuant to the terms of the Senior Credit Agreement.

(2) Pro forma cash, total current assets and total assets as of December 31, 2020 give effect to the residual cash, after the transactions described in note (1) of $474.

(3) Pro forma current liabilities as of December 31, 2020, give effect to the settlement of the $4,978 in Exit and Restructuring Fees discussed in footnote (1).

(4) Pro forma long-term liabilities as of December 31, 2020, give effect to (i) the pay-off, settlement and retirement of all amounts due under the Senior Credit Agreement, in the aggregate amount of approximately $55,021, using a combination of the net cash proceeds of this offering in the amount of $45,495 and write off of debt discount of $4,449, combined with assumed borrowings under a new collateralized senior bank asset-based revolving credit facility of $10,000 and/or available cash, and (ii) settlement of the $4,978 in Exit and Restructuring Fees discussed in footnote (2).

(5) The pro forma total shareholders' equity gives effect to (i) the net proceeds of this offering in the aggregate amount of $45,495, after deducting the 7.5% underwriting discount, and estimated expenses associated with this offering of approximately $4,505, (ii) the issuance of 4,978 shares of common stock at $1.00 per share pursuant to the Senior Credit Agreement, as discussed in footnote (1), and (iii) a charge to eliminate unamortized debt costs in the amount of $4,449 as of December 31, 2020.

FYE 2020 in Review

- Significant senior credit concessions achieved
- Qualified for and received PPP loans
- Sub-debt and mezz financing settled and retired
- Coronavirus and responses

FYE 2021 Goals

- Coronavirus recovery / Immediate and LT adaptation
- Develop alternative workspace opportunities and targeted markets
- Seek PPP loan forgiveness *
- Pay off existing debt with this offering
- Obtain ABL facility at attractive interest rate
- Ops / brand integrations; work towards recurring net income

* ***If we are successful in obtaining 100% PPP forgiveness, our pro forma consolidated LT liabilities and shareholders' equity would be $10m and $94m, respectively***

GEE Group | March 2021

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Capitalization

GEE Group

	Common Stock Equivalents as of March 26, 2021
Common Stock	17,667,123
Common Stock issuable*	4,978,187
Restricted Stock Units	1,450,000
Options & Warrants ($2.75 WAEP)	1,304,572
Total	25,399,882

* Represents restricted shares of common stock which may be issued to MGG pursuant to under our Senior Credit Agreement in settlement of certain accrued and unpaid fees on or before June 30, 2021. We have been informally advised on behalf of our senior lenders that they intend to seek payment of $4,978,187 in Exit and Restructuring Fees in shares of common stock at $1.00 per share , although MGG may ultimately elect to receive cash.

GEE Group | March 2021

24

Investment Merits

GEE Group

GEE Group offers an outstanding investment opportunity, as follows:

- Large addressable market opportunity supported by key secular trends for long-term growth ($140bn plus)
- Post-COVID 19 and prior secular changes in the U.S. economy requiring "on-demand labor" have led to very favorable trends in the staffing industry
- Industry ripe for consolidation, with many actionable targets
- Company aligned with what it believes to be most attractive verticals in staffing that have strong fundamentals
- Diversified platform with focused specialty brands in key IT, finance and accounting (F&A), health care, engineering, admin/clerical and light industrial end markets
- Reach customers nationwide with opportunities for expansion with white space for future growth in adjacent geographic markets
- Fortune 500 caliber customer base
- Highly-experienced management team and top-tier BOD that has experience successfully completing a roll-up strategy (Leadership has completed over 100 staffing acquisitions)
- Strong momentum with track record of successful acquisitions (five completed since 2015)
- Robust financial profile and profit margins poised to generate shareholder value

GEE Group offers a unique "second opportunity" to participate as an early-stage investor in the building of a potential multi-billion dollar staffing and HR solutions business

GEE Group | March 2021

25

Management Biographies

Industry leading executive team with extensive staffing and business scaling experience

Derek Dewan – Chief Executive Officer and Chairman of the Board

- As CEO of GEE Group since 2015, Derek Dewan brings significant experience executing organic and strategic acquisition growth strategies in the staffing industry
- Formerly Chairman and CEO of MPS Group, where he took the company public and grew it to become a Fortune 1000 world-class, global multi-billion dollar staffing services provider, before selling to Adecco Group for $1.3 billion
- Mr. Dewan was a CPA and is a former managing partner of Coopers & Lybrand LLP, which is now PricewaterhouseCoopers (PwC)

Kim Thorpe – Chief Financial Officer

- Mr. Thorpe was appointed Senior VP and CFO of GEE Group Inc. effective June 15, 2018, and brings significant experience as an accomplished executive, chief financial officer and consultant for publicly traded and privately owned organizations
- One of Mr. Thorpe's past positions of note is having served as senior vice president and CFO of one of the largest insurance and financial services business units of GE Capital (over $30bn in AUM; $2bn in annual revenue)
- Mr. Thorpe is a CPA and former partner of Coopers & Lybrand LLP, which is now PricewaterhouseCoopers (PwC)

Alex Stuckey – Chief Administrative Officer

- Mr. Stuckey joined GEE Group in 2015 from Scribe Solutions, a healthcare staffing company, where he was President & COO
- At Scribe, he was responsible for all aspects of healthcare staffing and solutions operations and grew revenue and profitability substantially
- Previously, Mr. Stuckey was founder and CEO of Fire Fighters Equipment Co., which he grew from a startup to a multi-million dollar enterprise through organic and acquisition growth before selling to Cintas
- Possesses extensive experience in banking and finance, having formerly worked as a special assets officer at Barnett Bank

GEE Group | March 2021

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Outside Directors Biographies

Outstanding board members with tremendous leadership experience at the highest levels

Peter Tanous – Director

- Mr. Tanous is Chairman of Lynx Investment Advisory of Washington D.C., an SEC registered investment firm
- Previously served as the International Regional Director with Smith Barney and as a member of the executive committee of Smith Barney International, Inc.
- Served as Executive Vice President and Director of Bank Audi (USA), and was Chairman of Petra Capital Corporation; served on many other corporate boards including MPS Group, Cedars Bank, and Worldcare, Ltd.
- Graduated from Georgetown University, author of several books which received wide critical acclaim in financial circles and serves on Georgetown's investment committee and on its Library Board

William Isaac – Director

- Mr. Isaac is a former Chairman of the Federal Deposit Insurance Corporation (FDIC) and headed the FDIC from 1978 to 1985
- Formerly, a senior managing director of FTI Consulting ("FTI"), Inc. and served as Global Head of FTI's Financial Institutions practice; founder of The Secura Group a leading consulting firm acquired by FTI; presently with the Isaac – Milstein Group, a financial services consultancy
- Former director of TSYS, Fifth Third Bancorp (Chairman), Trans Union Corporation, The Associates, MPS Group and Amex Centurion Bank
- Involved extensively in thought leadership relating to the financial services industry

Darla Moore – Director

- Ms. Moore is the Founder and Chair of the Palmetto Institute, a nonprofit think-tank aimed at bolstering per capita income in South Carolina; founder of the Moore School of Business at the University of South Carolina
- Previously served as the Vice President of Rainwater, Inc., a private investment company
- Ms. Moore is the first woman to be profiled on the cover of Fortune magazine and named to the list of the Top 50 Most Powerful Women in American Business; she helped pioneer "DIP" financing as a managing director for Chemical Bank (now JP Morgan Chase)
- Ms. Moore has served as a director on numerous public and private company boards including HCA, Martha Stewart Omnimedia and MPS Group, in addition to many philanthropic organizations

GEE Group | March 2021 27

Outside Directors Biographies

GEE Group

Outstanding board members with tremendous leadership experience at the highest levels

Matthew Gormly – Director

- Founder and Managing Partner of Reynolds Gormly & Co, LLC where he is responsible for origination and execution of capital markets opportunities and firm general management; former managing director at BCI Advisors, a middle –market growth equity and control buyout firm with responsibility for originating new investments, arranging financing and managing all through the sale.
- Former managing partner of Wicks Capital Partners, where he played a leadership role in the growth and evolution of the firm for 17 years where he worked on all aspects of the investment process including investment theses, originations, acquisitions, strategic planning and divestitures. Additional responsibilities included financing activities, leveraged recapitalizations and refinancing of portfolio companies.
- Served on the boards of over 25 companies spanning a 30-year period and has been responsible for over $1.5 Billion in financings for acquisitions, leveraged recaps, and re-financings

Thomas Vetrano – Director

- Over 35 years of international business experience assisting corporations, private equity firms and financial institutions in solving complex issues associated with acquisitions and divestitures, regulatory compliance and litigation matters
- Internationally recognized expert in M&A due diligence having directed due diligence processes in support of over 500 global transactions across a wide range of industries and sectors; served on the board of Ramboll Environment and Health ("REH") and led its global business operations
- Participated in management-led buyout of ENVIRON, a leading employee-owned environmental and health consultancy; served on its board and led the organization as an executive in its subsequent growth from less than $100 million to over $300 million in revenue and expanding from 300 employees in the US and UK to over 1,600 employees in 25 countries

Carl Camden – Director

- Mr. Camden is the former long-time President, CEO and Chairman of staffing giant Kelly Services® ("Kelly") and a recognized expert in the use of contingent on-demand labor, talent management and how companies can succeed in the "gig economy"
- Serves on Board of Trustees of The Conference Board, and as Co-Chair of the Policy & Impact Committee for the Committee for Economic Development
- Serves on the Board of Directors of TopBuild, a leading installer / distributor of insulation products in the U.S.
- Featured in Business Week, The New York Times, Bloomberg, CNBC and numerous other media on topics ranging from labor force dynamics to health care reform
- Has served as a director on the boards of several notable companies and institutions and is a former tenured university professor

GEE Group | March 2021

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GEE Group

GEE Group

www.geegroup.com

NYSE American: JOB

Providing Professional Staffing Services and Human Resources Solutions

GEE Group | March 2021

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